SECURITIES AND EXCHANGE COMMISSION

                             Washington, D. C. 20549

                                     FORM 15

       Certification  and Notice of Termination  of  Registration  under Section
          12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under Sections 13 and 15(d) of the Securities
                              Exchange Act of 1934.

                         Commission File Number 0-89194

                         MAY DRILLING PARTNERSHIP 1984-2
                         MAY LIMITED PARTNERSHIP 1984-2
             (Exact name of registrant as specified in its charter)

           4610 South Ulster Street, Suite 200, Denver, Colorado 80237
                          Telephone No.: (303) 850-7373
                   (Address, including zip code, and telephone
                         number, including area code, of
                         registrants principal executive
                                    offices)

                     Units of Participation, $1,000 Per Unit
             (Title of each class of securities covered by the Form)

                                      None
          Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains

         Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)(i)       [x]            Rule 12h-3(b)(1)(ii)    [ ]
Rule 12g-4(a)(1)(ii)      [ ]            Rule 12h-3(b)(2)(i)     [ ]
Rule 12g-4(a)(2)(i)       [ ]            Rule 12h-3(b)(2)(ii)    [ ]
Rule 12g-4(a)(2)(ii)      [ ]            Rule 15-d-6             [ ]
Rule 12h-3(b)(1)(i)       [ ]

Approximate number of holders of record as of the certification or notice date:0

       Pursuant to the requirements of the Securities Exchange Act of 1934
                         May Drilling Partnership 1984-2
                         May Limited Partnership 1984-2
         has caused the certification/notice to be signed on its behalf by the undersigned duly authorized person.



DATE:   May 10, 2000                             BY:  /s/William J. Baumgartner
                                                       William J. Baumgartner
                                                           Vice President
                                                  (Principal Accounting Officer)